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                   THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A
                 SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE
              SOLELY BY THE OFFER TO PURCHASE, DATED OCTOBER 28, 1996, AND THE
              RELATED LETTER OF TRANSMITTAL, AND IS NOT BEING MADE TO NOR WILL
                  TENDERS BE ACCEPTED FROM OR ON BEHALF OF HOLDERS OF SHARES
              RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR
               THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS
               OF SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OF
                  WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR
                 DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF WCI STEEL
                 HOLDINGS, INC. BY THE DEALER MANAGER OR ONE OR MORE REGISTERED
                BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                             Notice of Offer to Purchase for Cash
                               All of the Issued and Outstanding
                                    Shares of Common Stock

                                              of

                                        WCI Steel, Inc.

                                              at

                                        $10.00 Per Share

                                              by

                                     WCI Steel Holdings, Inc.

                                   a wholly-owned subsidiary of

                                      The Renco Group, Inc.

                WCI Steel Holdings, Inc., a Delaware corporation ("Holdings") and a wholly-owned subsidiary of The Renco Group, Inc., a New York corporation ("Renco"), is offering to purchase all of the outstanding shares of the common stock, no par value, $.01 stated value (the "Shares"), of WCI Steel, Inc., an Ohio corporation
           (the "Company"), at a price of $10.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 28, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Subject to satisfaction of the conditions to (as set forth in the Offer to Purchase), and successful completion of, the Offer, Holdings will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Renco.

                Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to such terms in the Offer to Purchase.

               THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 25, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF SHARES MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

                The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares representing a majority of the Public Shares.

                The Board of Directors of the Company, based in part on the recommendation of the Independent Director, has determined that each of the Offer and the Merger is fair to the Company's shareholders, other than Renco (which is the direct or indirect holder of approximately 84.47% of the Shares), Ira Leon Rennert (who is the direct and indirect holder of approximately 95.9% of the total number of outstanding Shares of Common Stock of Renco) and the directors and executive officers of Renco and the Company (the Company's shareholders, other than the foregoing, the "Public Shareholders"), has approved the Equity Transactions and recommends that the Company's Public Shareholders accept the Offer and tender all of their Shares pursuant to the Offer.

                Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

                For purposes of the Offer, Holdings will be deemed to have accepted for payment (and thereby purchased) tendered Shares, as, if and when Holdings gives oral or written notice to the Depositary of its acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for Holdings for the purposes of receiving payment from Holdings and transmitting payment to tendering shareholders whose Shares have theretofore been tendered and accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation) with respect to such Shares and (ii) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed with all required signature guarantees, and all other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for Shares to be paid by Holdings, regardless of any delay in making such payment.

                The term "Expiration Date" means 12:00 midnight, New York
           City time, on November 25, 1996, unless and until Holdings, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Holdings, shall expire. Holdings expressly reserves the right, subject to the terms of the Letter Agreement, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Shares by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Holdings does not have any obligation to pay interest on the purchase price for tendered Shares whether or not Holdings exercises its right to extend the period of time during which the Offer is open. Any such extension will be followed by a public announcement thereof not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder s Shares. Without limiting the manner in which Holdings may choose to make any public announcement, Holdings will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

                Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (or, if Holdings shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer, as so extended by Holdings, shall expire). For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Holdings, in its sole discretion, whose determination shall be final and binding on all parties. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in
           Section 3 of the Offer to Purchase.

                The Company has provided Holdings with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Offer to Purchase, the related Letter of Transmittal and all relevant materials have been mailed to record holders of Shares and have been furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Holdings.

                The information required to be disclosed by paragraph
           (e)(1)(vii) of Rule 14d-6 of the General Rules or Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

                The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made by shareholders with respect to the Offer.

                Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Holdings' expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Neither Holdings nor Renco will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                          THE INFORMATION AGENT FOR THE OFFER IS:

                                    [GEORGESON LOGO]

                                   Wall Street Plaza
                               New York, New York 10005
                     Banks and Brokers call collect (212) 440-9800
                            Call Toll Free: 1-800-223-2064

                          THE DEALER MANAGER FOR THE OFFER IS:

                              Donaldson, Lufkin & Jenrette
                                 Securities Corporation

                                    277 Park Avenue
                                New York, New York 10172
                              (212) 892-4753 (call collect)

           October 31, 1996